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                                                 Exhibit 9(d)
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                            October 30, 2000


Dresdner RCM Global Funds, Inc.
Four Embarcadero Center
San Francisco, California 94111-4189

        Re:   Dresdner RCM Global Funds, Inc.
              -------------------------------

Ladies and Gentlemen:

        We have acted as special Maryland counsel for Dresdner RCM Global Funds, Inc., a Maryland corporation (the "Company"), in connection with the issuance of its Dresdner RCM Europe Fund Class N and Class I shares, Dresdner RCM International Growth Equity Fund Class N and Class I shares, Dresdner
RCM MidCap Fund Class N and Class I shares, and Dresdner RCM Small Cap Fund Class N and Class I shares, par value $.0001 per share (each Fund, a "Fund," each Class, a "Class," and, collectively, the "Shares").

        As special Maryland counsel for the Company, we are familiar with its Charter and Bylaws. We have examined the prospectus and statement of additional information included in Post-Effective Amendment No. 20 to its Registration Statement on Form N-1A, Securities Act File No. 33-97572 and Investment Company Act File No. 811-9100 (the "Registration Statement"), substantially in the form in which it is to become effective (collectively, the "Prospectus"). We have further examined and relied upon a certificate of the Maryland State Department of Assessments and Taxation to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland and is in good standing and duly authorized to transact business in the State of Maryland.

        We have also examined and relied upon such corporate records of the Company and other documents and certificates with respect to factual matters as we have deemed necessary to render the opinion expressed herein. We have assumed, without independent verification, the genuineness of all signatures on documents submitted to us.

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Dresdner RCM Global Funds, Inc.
October 26, 2000

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the authenticity of all documents to us as originals, and the conformity with originals of all documents submitted to us as copies.

        Based on such examination, we are of the opinion that:

        1. The Company is duly organized and validly existing as a corporation in good standing under the laws of the State of Maryland.

        2. The Shares to be offered for sale pursuant to the Prospectus are, to the extent of the respective number of Shares of each Class of each Fund authorized to be issued by the Company in its Charter, duly authorized and, when sold, issued and paid for as contemplated by the Prospectus, will have been validly and legally issued and will be fully paid and nonassessable.

        This letter expresses our opinion with respect to the Maryland General Corporation Law governing matters such as due organization and the authorization and issuance of stock. It does not extend to the securities or "blue sky" laws of Maryland, to federal securities laws or to other laws.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the statement of additional information under the caption "Counsel." We do not thereby admit that we are "experts" within the meaning of the Securities Act of 1933 and the regulations thereunder.

                                        Very truly yours,
                                        /s/ Venable, Baetjar and Howard, LLP